                                                                    Exhibit 99.1

                            TRIGON HEALTHCARE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                              Financial Statements

                           December 31, 2000 and 1999

                  (With Independent Auditors' Report Thereon)

                            TRIGON HEALTHCARE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


                               Table of Contents

                                                                        Page
Independent Auditors' Report                                               1

Statements of Financial Condition                                          2

Statements of Income and Changes in Plan Equity                            3

Notes to Financial Statements                                              4

                          Independent Auditors' Report


The Human Resources, Compensation and Employee
 Benefits Committee of the Board of Directors
Trigon Healthcare, Inc.:

We have audited the accompanying statements of financial condition of the Trigon Healthcare, Inc. Employee Stock Purchase Plan (Plan) as of December 31, 2000 and 1999, and the related statement of income and changes in plan equity for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2000 and 1999, and the income and changes in plan equity for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

Richmond, Virginia
April 20, 2001

                            TRIGON HEALTHCARE, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

                       Statements of Financial Condition

                          December 31, 2000 and 1999

                                                                                    2000             1999
                                                                                ------------      ------------
Assets:
    Investments, at fair value-- Trigon Healthcare, Inc. Class A                $  11,639,866        3,670,355
      common stock (cost, $3,817,097 and $3,109,078)
    Contributions receivable:
      Employee                                                                        298,396          292,564
      Employer                                                                         52,658           51,629
                                                                                 ------------     ------------
           Total assets                                                         $  11,990,920        4,014,548
                                                                                 ============     ============
Plan equity                                                                     $  11,990,920        4,014,548
                                                                                =============     ============

See accompanying notes to financial statements.

                            TRIGON HEALTHCARE, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

                Statements of Income and Changes in Plan Equity

                 Years ended December 31, 2000, 1999 and 1998


                                                                    2000              1999                1998
                                                                ------------      -------------       ------------
Income:
     Net unrealized appreciation (depreciation)
       in fair value of investments                             $  7,261,492           (545,397)          1,000,638
     Contributions:
       Employee                                                    1,458,296          1,383,148           1,318,963
       Employer                                                      257,347            244,085             232,758
                                                                ------------      -------------       -------------
            Total contributions                                    1,715,643          1,627,233           1,551,721
                                                                ------------      -------------       -------------
            Total income                                           8,977,135          1,081,836           2,552,359

Distributions to employees                                         1,000,763            339,492             240,391
                                                                ------------      -------------       -------------
            Net increase in plan equity                            7,976,372            742,344           2,311,968

Plan equity, beginning of year                                     4,014,548          3,272,204             960,236
                                                                ------------      -------------       -------------
Plan equity, end of year                                        $ 11,990,920          4,014,548           3,272,204
                                                                ============      =============       =============

See accompanying notes to financial statements.

                            TRIGON HEALTHCARE, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

                         Notes to Financial Statements

                          December 31, 2000 and 1999

(1) Summary of Significant Accounting Policies

    (a)  Organization

         The Trigon Healthcare, Inc. Employee Stock Purchase Plan (Plan) was adopted by the Board of Directors and approved by the shareholders of Trigon Healthcare, Inc. (Company) in April 1997 for the purpose of providing a means by which the employees (Participant) of the Company and its subsidiaries can be given an opportunity to acquire the Company's Class A common stock (Common Stock) through payroll deductions.

         The following are the significant accounting policies followed by the
         Plan:

    (b)  Basis of Accounting

         The financial statements of the Plan are prepared under the accrual method of accounting. Accordingly, employee contributions to the Plan are recorded as of the date the contributions are withheld from the Participants' compensation. Employer contributions are recorded as of the last day of each calendar quarter and represent the fifteen percent discount given to Participants under the Plan's provisions. Distributions to Participants are accounted for at the average historical cost of the Common Stock distributed, plus cash paid in lieu of fractional shares, where applicable. Cash paid by the Company in lieu of fractional shares is accounted for at the fair market value of the shares at the time of the distribution. The Company will also separately refund to any withdrawing Participant employee contributions, which have been withheld but have not been forwarded to the Plan for the purchase of Common Stock.

    (c)  Investment Valuation

         The investments in Common Stock are stated at fair value, based on the closing price on the New York Stock Exchange on the last trading day of the year. Investment transactions are recorded on a trade date basis.

    (d)  Administrative Expenses

         The Company pays all administrative expenses of the Plan. Administrative expenses incurred by the Company during 2000, 1999 and 1998 were $18,460, $16,870 and $25,317, respectively.

    (e)  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, including disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

                            TRIGON HEALTHCARE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                         Notes to Financial Statements

                           December 31, 2000 and 1999

(2)  Summary of Significant Provisions of the Plan

     The Plan is an employee stock purchase plan and is intended to qualify under Internal Revenue Code (Code) Section 423. The Plan is administered by the Human Resources, Compensation and Employee Benefits Committee of the Company's Board of Directors (Committee). The Common Stock owned by Participants prior to withdrawal from the Plan are held in individual participant accounts in a custodian account with The Bank of New York (Custodian). Prior to October 1998, the custodian was First Chicago Trust Company of New York. Participants should refer to the plan agreement and prospectus for a more complete description of the Plan's provisions.

     The Company has reserved for issuance and purchase by Participants under the Plan an aggregate of one million shares of Common Stock. These shares are authorized but unissued. Shares needed to satisfy the requirements of the Plan may be newly issued by the Company or acquired by purchases at the expense of the Company on the open market or in private transactions. During 2000, 1999 and 1998, all shares needed to satisfy the requirements of the Plan were purchased on the open market. The Company paid the difference between the purchase price in the open market, including brokerage fees, and the amount provided by the employee and employer contributions.

     Any person who is employed by the Company (or by any eligible subsidiary of the Company) is eligible to participate in the Plan on the first day of any payroll period following the employee's commencement of employment. A Participant may make voluntary contributions to the Plan in whole percentage amounts ranging from one to fifteen percent of compensation for the year. Under Code section 423(b)(8), a Participant is limited during a calendar year to Common Stock purchases of no more than $25,000 determined by the fair market value of the shares at the time such rights are granted. The Plan had 790 and 809 Participants as of December 31, 2000 and 1999, respectively.

     Payroll deductions are accumulated by the Company during each calendar quarter and transferred to the Plan at the end of each calendar quarter to be applied towards the purchase of full and partial shares of Common Stock. The purchase price per share at which Common Stock shares are acquired by Participants equals the lower of (a) eighty-five percent of the fair market value of a share of Common Stock on the first trading day of each calendar quarter (Grant Date), or (b) eighty-five percent of the fair market value of a share of Common Stock on the last trading day of each calendar quarter (Investment Date). The Plan defines fair market value to be the closing trading price of the Common Stock on the New York Stock Exchange as reported in the Wall Street Journal. Participants are fully vested in their individual participant accounts at all times and have the right at any time to obtain certificates for full shares of Common Stock in these accounts.

     Participants may cease participation in or withdraw shares from the Plan at any time, but may not begin payroll deductions again for six months. A Participant may change the payroll deduction percentage up to four times per year. Participation in the Plan is automatically terminated upon retirement, termination of active employment or death.

                            TRIGON HEALTHCARE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                         Notes to Financial Statements

                           December 31, 2000 and 1999

(3)  Investment in Common Stock

     The net unrealized appreciation (depreciation) in fair value of investment in Common Stock as of December 31, 2000, 1999 and 1998 and the change in such amount during the years were as follows:

                                                                                                                  Net
                                                                                                               unrealized
                                                                        Fair                                  appreciation
                                                                        value                Cost            (Depreciation)
                                                                    -------------        ------------        --------------
     Balance, January 1, 1998                                       $     585,523             479,487               106,036

     Change for the year ended December 31,
       1998                                                             2,381,721           1,381,083             1,000,638
                                                                    -------------        ------------        --------------
     Balance, December 31, 1998                                         2,967,244           1,860,570             1,106,674

     Change for the year ended December 31,
       1999                                                               703,111           1,248,508              (545,397)
                                                                    -------------        ------------        --------------
     Balance, December 31, 1999                                         3,670,355           3,109,078               561,277

     Change for the year ended December 31,
       2000                                                             7,969,511             708,019             7,261,492
                                                                    -------------        ------------        --------------
     Balance, December 31, 2000                                     $  11,639,866           3,817,097             7,822,769
                                                                    =============        ============        ==============


     The Plan held 149,588 and 124,419 shares of Common Stock on December 31, 2000 and 1999, respectively. In addition, 7,222 shares were pending purchase on December 31, 2000.

(4)  Tax Status

     The Plan is intended to qualify under the provisions of Code Section 423. Under these provisions, Participants are taxed on amounts withheld for the purchase of Common Stock when such amounts are actually withheld. Other than this tax, no income is taxable to a Participant until disposition of the Common Stock acquired. The method of taxation, as ordinary income or as capital gains, will depend upon the holding period of the purchased shares.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Plan. The Company is generally entitled to a deduction to the extent the amounts are taxed as ordinary income to a Participant.

                            TRIGON HEALTHCARE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                         Notes to Financial Statements

                           December 31, 2000 and 1999



(5)  Plan Termination

     Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan. In the event of a plan termination, Participants will be refunded the amounts of any employee contributions, which have not yet been applied to the purchase of Common Stock and the Common Stock shares in their individual participant accounts.